EXHIBIT 5.1

September 20, 2007
Merrill Lynch & Co., Inc.,
     4 World Financial Center,
          New York, New York 10080.
Ladies and Gentlemen:
          In connection with the registration under the Securities Act of 1933 (the “Act”) of 1,124,544 shares of Common Stock, par value $1.33 1/3 per share (the “Common Shares”) of Merrill Lynch & Co., Inc., a Delaware corporation (the “Company”), issuable, following the merger of First Republic Bank with and into Merrill Lynch Bank & Trust Co., FSB, under the First Republic Bank Amended and Restated Employee Stock Purchase Plan and the First Republic Bank 1998 Stock Option Plan, as amended and restated (collectively, the “Plans”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, when the registration statement on Form S-8 relating to the Common Shares has become effective under the Act, and the Common Shares have been duly issued and delivered pursuant to the terms and conditions of the Plans as contemplated by the Registration Statement, the Common Shares will be validly issued, fully paid and nonassessable.
          The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
          We have relied as to certain factual matters on information obtained from public officials, officers of the Company, First Republic Bank and Merrill Lynch Bank & Trust Co., FSB and other sources believed by us to be responsible.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,

/s/ Sullivan & Cromwell LLP